Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of CyberArk Software Ltd. filed on March 16, 2018 of our reports dated March 15, 2018, with respect to the consolidated financial statements of CyberArk Software Ltd. and its subsidiaries the effectiveness of internal control over financial reporting of CyberArk Software Ltd. and its subsidiaries included in its annual report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 16, 2018	A Member of Ernst & Young Global